Rule 10f-3 Transactions

Issuance/Trade Date: 4/25/2014

Security Description: Illinois ST

Total Amount Purchased: 3,500,000

Percent of Offering: 0.467%

Purchase Price: 104.147

First Available Public Price at Close: 104.392

Purchasing Funds: American Municipal Income Portfolio Inc. (XAA)

Underwriter from whom Purchased: Wells Fargo Securities, LLC

Principal Underwriters: Wells Fargo Securities, J.J.B. Hilliard, W.L.Lyons, LLC/Melvin & Company, LLC, Mesirow Financial, Inc., US Bancorp, Academy Securities, Inc., Alamo Capital, Blaylock Beal Van, LLC, Janney Montgomery Scott, Stern Brothers & Co.